As filed with the Securities and Exchange Commission on January 22, 2010

Registration No. 333-163956

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Graham Packaging Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	3080	52-2076126
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David W. Bullock

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Fenyes, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	$350,000,000	$24,955

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriters’ option. See “Underwriting.”

(2)	$19,530 of the filing fee was previously paid in connection with the Registration Statement on Form S-1 (File No. 333-162815) filed by the registrant’s indirect subsidiary, GPC Capital Corp. II. The offering contemplated in that registration statement will be effected through Graham Packaging Company Inc. $5,425 of the filing fee was paid on December 21, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE:

This Amendment No. 2 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by the Registrant and expected to be incurred in connection with the offer and sale of the securities being registered. All amounts are estimates, except the SEC registration fee and the FINRA filing fee.

SEC registration fee		$19,530
FINRA filing fee		35,500
NYSE listing fee		*
Blue Sky fees and expenses		*
Transfer agent’s fee		3,500
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Liability insurance for directors and officers		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, the registrant’s Restated Certificate of Incorporation includes provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the registrant to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the Delaware General Corporation Law, the Amended and Restated By-Laws of the registrant provide that (i) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the registrant may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the Amended and Restated By-Laws are not exclusive.

The registrant has also obtained officers’ and directors’ liability insurance that insures against liabilities that officers and directors of the registrant, in such capacities, may incur.

At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Reference is made to the form of underwriting agreement filed as Exhibit 1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify the registrant’s directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the registrant issued the following securities which were not registered under the Securities Act of 1933, as amended:

On October 12, 2009, the registrant sold 37,612 shares of common stock to David W. Bullock for an aggregate purchase price of $250,000.

No underwriters were involved in the foregoing sale of securities. This issuance was deemed exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 701 under the Securities Act. In accordance with Rule 701, the shares that were issued were deemed exempt from registration under the Securities Act of 1933, as amended, were completed pursuant to a written compensatory benefit plan, and the issuances did not, during any consecutive 12-month period, exceed 15% of the outstanding shares of the registrant’s common stock, calculated in accordance with the provisions of Rule 701.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules.

The following Financial Statement Schedules are included herein:

Schedule I – Graham Packaging Company Inc. Registrant’s Condensed Financial Statements

Schedule II – Graham Packaging Company Inc. Valuation and Qualifying Accounts

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Graham Packaging Company Inc. has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on January 22, 2010.

GRAHAM PACKAGING COMPANY INC.

By:	/s/ David W. Bullock
Name:	David W. Bullock
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities indicated on January 22, 2010.

Signature	Capacity

*	Chief Executive Officer
Mark S. Burgess

David W. Bullock	Chief Financial Officer
David W. Bullock

*	Vice President, Corporate Controller & Treasurer
William E. Hennessey

*	President & Assistant Secretary; Director
Chinh E. Chu

*	Vice President & Assistant Treasurer; Director
James A. Quella

*By:	/s/ David W. Bullock
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
**1.1	Form of Underwriting Agreement.

**3.1	Form of Restated Certificate of Incorporation of Graham Packaging Company Inc.

**3.2	Form of Amended and Restated By-Laws of Graham Packaging Company Inc.

4.1	Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York as Trustee, relating to the Senior Notes Due 2012 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.2	Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York, as Trustee, relating to the Senior Subordinated Notes Due 2014 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.3	Indenture, dated as of November 24, 2009, among Graham Packaging Company, L.P., GPC Capital Corp. I, the Guarantors named therein and the Bank of New York Mellon, as Trustee, relating to the Senior Notes Due 2017 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by the Guarantors named therein (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on November 24, 2009 (File No. 333-53603-03)).

4.4	Form of 8 1/2% Senior Note due 2012 (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.5	Form of 9 7/8% Series Senior Subordinated Note due 2014 (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.6	Form of 8 1/4% Senior Note due 2017 (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on November 24, 2009 (File No. 333-53603-03)).

**4.7	Form of Common Stock Certificate.

†5.1	Form of Opinion of Simpson Thacher & Bartlett LLP.

10.1	First Lien Credit Agreement, dated as of October 7, 2004, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, and Lasalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

10.2	Registration Rights Agreement, dated as of February 2, 1998, by and among Graham Packaging Company, L.P., GPC Capital Corp. II, Graham Capital Corporation, Graham Family Growth Partnership, BCP /Graham Holdings L.L.C., BMP/Graham Holdings Corporation and the other parties named therein (incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-4/A filed by Graham Packaging Holdings Company on July 13, 1998 (File No. 333-53603-03)).

Exhibit No.	Description
10.3	Amended and Restated Monitoring Agreement, dated as of September 30, 2004, among Graham Packaging Holdings Company, L.P., Graham Packaging Company, L.P., Blackstone Management Partners III L.L.C. and Graham Alternative Investment Partners I (incorporated herein by reference to Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-4/A filed by Graham Packaging Holdings Company on July 8, 2005 (File No. 333-125173-02)).

10.4	Management Stockholders Agreement, dated as of February 2, 1998, among Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P., Blackstone Family Investment Partnership III, L.P., BMP/Graham Holdings Corporation, Graham Packaging Holdings Company, L.P., GPC Capital Corp. II and the management investors named therein (incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form S-4/A filed by Graham Packaging Holdings Company on July 13, 1998 (File No. 333-53603-03)).

10.5	Stockholders’ Agreement, dated as of February 2, 1998, among Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P., Blackstone Family Investment Partnership III, L.P., BMP/Graham Holdings Corporation, Graham Packaging Holdings Company, GPC Capital Corp. II and BT Investment Partners, Inc. (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-4/A filed by Graham Packaging Holdings Company on July 13, 1998 (File No. 333-53603-03)).

10.6	Graham Packaging Holdings Company Management Option Plan (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form S-4/A filed by Graham Packaging Holdings Company on July 31, 1998 (File No. 333-53603-03)).

10.7	2004 Graham Packaging Holdings Company Management Option Plan (incorporated herein by reference to Exhibit 10.13 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on March 31, 2005 (File No. 333-53603-03)).

10.8	Form of Employment Agreement, dated as of March 28, 2007, between Graham Packaging Holdings Company and Warren D. Knowlton (incorporated herein by reference to Exhibit 10.14 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on April 2, 2007 (File No. 333-53603-03)).

10.9	Form of Employment Agreement, dated as of March 28, 2007, between Graham Packaging Holdings Company and Mark S. Burgess (incorporated herein by reference to Exhibit 10.15 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on April 2, 2007 (File No. 333-53603-03)).

10.10	Form of Employment Agreement, dated as of June 27, 2002, between Graham Packaging Holdings Company and Philip R. Yates (incorporated herein by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement on Form S-1 filed by GPC Capital Corp. II on July 10, 2002 (File No. 333-89022)).

10.11	Form of Employment Agreement, dated as of June 27, 2002, between Graham Packaging Holdings Company and Roger M. Prevot (incorporated herein by reference to Exhibit 10.17 to Amendment No. 2 to the Registration Statement on Form S-1 filed by GPC Capital Corp. II on July 10, 2002 (File No. 333-89022)).

10.12	Form of Employment Agreement, dated as of June 27, 2002, between Graham Packaging Holdings Company and Ashok Sudan (incorporated herein by reference to Exhibit 10.18 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on March 31, 2005 (File No. 333-53603-03)).

10.13	Form of Employment Agreement, dated as of January 1, 2005, between Graham Packaging Holdings Company and Peter T. Lennox (incorporated herein by reference to Exhibit 10.18 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on March 31, 2006 (File No. 333-53603-03)).

Exhibit No.	Description
10.14	First Amendment to Credit Agreement, dated as of December 9, 2005, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.21 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on March 31, 2006 (File No. 333-53603-03)).

10.15	Second Amendment to Credit Agreement, dated as of April 18, 2006, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on April 21, 2006 (File No. 333-53603-03)).

10.16	Third Amendment to Credit Agreement, dated as of March 30, 2007, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.25 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on April 2, 2007 (File No. 333-53603-03)).

10.17	Fourth Amendment to Credit Agreement, dated as of May 28, 2009, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on May 29, 2009 (File No. 333-53603-03)).

†10.18	Fifth Amendment to Credit Agreement, dated as of December 16, 2009, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders.

10.19	Form of Separation Agreement, dated as of December 3, 2006, between Graham Packaging Holdings Company and Philip R. Yates (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on December 7, 2006 (File No. 333-53603-03)).

10.20	Form of Amended and Restated Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on February 6, 2008 (File No. 333-53603-03)).

10.21	2008 Graham Packaging Holdings Company Management Option Plan (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on August 7, 2008 (File No. 333-53603-03)).

Exhibit No.	Description
10.22	Side Agreement to employment agreement between Graham Packaging Company, L.P. and Roger Prevot dated April 21, 2008 (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on August 7, 2008 (File No. 333-53603-03)).
10.23	Form of Option Unit Agreement pursuant to the Graham Packaging Holdings Company 2008 Management Option Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on April 10, 2008 (File No. 333-53603-03)).
10.24	Letter Agreement, dated December 18, 2008, between Graham Packaging Holdings Company, Graham Packaging Company, L.P. and Warren D. Knowlton (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on December 19, 2008 (File No. 333-53603-03)).
10.25	Form of Amended and Restated Option Unit Agreement (incorporated herein by reference to Exhibit 10.24 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on March 10, 2009 (File No. 333-53603-03).
10.26	Employment Agreement, dated as of May 4, 2009, between Graham Packaging Holdings Company, Graham Packaging Company, L.P. and David Bullock (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on May 4, 2009 (File No. 333-53603-03).
10.27	Option Agreement (for performance-based “MOIC” options), dated as of May 4, 2009, between Graham Packaging Holdings Company and David Bullock (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on May 4, 2009 (File No. 333-53603-03).
10.28	Option Agreement (for time-based options), dated as of May 4, 2009, between Graham Packaging Holdings Company and David Bullock (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on May 4, 2009 (File No. 333-53603-03).
10.29	Option Agreement, dated as of June 17, 2009, between Graham Packaging Holdings Company and Mark S. Burgess (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on June 19, 2009 (File No. 333-53603-03)).
†10.30	Management Subscription Agreement, dated as of May 4, 2009, between BMP/Graham Holdings Corporation and David Bullock.
**10.31	Form of Income Tax Receivable Agreement with GPC Holdings, L.P.
**10.32	Form of Income Tax Receivable Agreement with Blackstone Capital Partners III Merchant Banking Fund L.P.
**10.33	Form of Stockholders’ Agreement.
**10.34	Form of Registration Rights Agreement.
**10.35	Form of Exchange Agreement.
**10.36	Form of Sixth Amended and Restated Agreement of Limited Partnership.
†10.37	Form of Termination Agreement for the Amended and Restated Monitoring Agreement.
†10.38	Employment Agreement, dated as of March 23, 2008, between Graham Packaging Company, L.P. and David Nachbar.
†10.39	Termination Agreement, dated as of March 27, 2008, between Graham Packaging Company, L.P. and George Lane.
†10.40	Form of Director Fee Agreement.
**10.41	Form of Graham Packaging Holdings Company Management Option Unit Exchange Agreement.
†10.42	Form of 2010 Equity Compensation Plan.
†10.43	Form of Nonqualified Stock Option Agreement.

Exhibit No.	Description
†10.44	Form of IPO Transaction Bonus Agreement.
†10.45	Form of Retention Bonus Agreement.
**10.46	Form of Amended and Restated Option Agreement.
**10.47	Form of Amended and Restated Employment Agreement Between Graham Packaging Company Inc., Graham Packaging Holdings Company, Graham Packaging Company, L.P. and Mark S. Burgess.
**10.48	Graham Packaging Company Inc. Annual Incentive Plan.
**10.49	Form of Graham Packaging Holdings Company and Graham Packaging Company, L.P. Transaction Bonus and Release Agreement with Warren D. Knowlton.
†21.1	List of Subsidiaries.
†23.1	Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).
†23.3	Consent of Angelo G. Acconcia.
†23.4	Consent of Mark S. Burgess.
†23.5	Consent of John R. Chiminski.
†23.6	Consent of Charles E. Kiernan.
†23.7	Consent of Gary G. Michael.
†24.1	Power of Attorney (included on signature page).

*	To be filed by amendment.
**	Filed herewith.
†	Previously filed.